Exhibit 99.1

Atlantic Power Corporation Announces the Departure of Edward Hall

BOSTON, MASSACHUSETTS, February 3, 2015 /PRNewswire/ — Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today announced the departure from the Company of its Chief Operating Officer, Ned Hall.  “We thank Ned for his service and wish him well as he moves forward in his outstanding career,” said Jim Moore, the Company’s CEO.  “We will not replace the COO position. We have named our VP of Asset Management, Dan Rorabaugh, as the Senior Vice President of Asset Management,” said Moore.  He also noted, “Dan has a wealth of experience including senior executive positions at leading independent power companies and we are lucky to have him leading our power plant operations.”

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  Atlantic Power’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Its power generation projects have an aggregate gross electric generation capacity of approximately 2,945 MW in which its aggregate ownership interest is approximately 2,024 MW.  Its current portfolio consists of interests in twenty-eight operational power generation projects across eleven states in the United States and two provinces in Canada.

Atlantic Power trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:  Atlantic Power Corporation, Amanda Wagemaker, Investor Relations (617) 977-2700, info@atlanticpower.com.  Copies of financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power” or on Atlantic Power’s website.